SECURITIES AND EXCHANGE COMMISSION

                                                 Washington, D.C. 20549

                                                        FORM 8-K


                                                     CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)    November 1, 1994


                            SPARTECH CORPORATION
          (Exact name of registrant as specified in its charter)


       DELAWARE                   1-5911               43-0761773
(State or other jurisdiction     (Commission            (IRS Employer
   of incorporation)              File Number)      Identification No.)



 7733 Forsyth Blvd., Suite 1450, Clayton, Missouri              63105
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:    (314) 721-4242

                                                  SPARTECH CORPORATION

                                                        FORM 8-K


Item 2.  Acquisition or Disposition of Assets

        On November 1, 1994, Spartech Corporation ("the Company") completed the acquisition of Pawnee Industries, Inc.'s ("Pawnee") Extrusion and
Color Divisions. The purchase included two rigid plastic sheet & rollstock manufacturing plants (Extrusion Division), located in Wichita, Kansas and Paulding, Ohio, along with a color concentrate manufacturing plant (Color Division) located in Goddard, Kansas.

        The acquired Extrusion Division's assets were used by Pawnee in the business of manufacturing and selling extruded rigid plastic sheet & rollstock produced from various resins, including polyethylenes, high impact polystyrenes, crystal polystyrenes, acrylonitrile-butadiene-styrenes, high impact acrylics and other related specialty alloys and blends. Pawnee's rigid plastic sheet & rollstock was sold to a large group of manufacturers, who thermoformed, cut and trimmed the plastic sheet & rollstock into end products such as spas and showers, agricultural products, golf carts, and automotive/recreational vehicles. The acquired Color Division's assets were used by Pawnee in the business of formulating, manufacturing and selling color compounds, concentrates and additives used in the manufacture of plastic products. The Company intends to use the acquired assets in the same manner as Pawnee.

        The purchase price for Pawnee's net assets, exclusive of working capital purchased, totaled $15 million, subject to post-closing adjustments. In addition, the Company paid approximately $10 million for working capital assets (inventory and receivables). The purchase price was determined by arms' length negotiations between the parties. To facilitate the funding of the purchase, the Company amended its credit arrangement with Chemical Bank by increasing the limit on its revolving credit loan from $37 million to $47 million and increasing the existing $13 million in Term Loan Commitments by $5 million.

Item 7.  Financial Statements and Exhibits

  (a) Financial statements of businesses acquired.

        At present, it is impractical for the Company to provide required financial statements for the acquired business, but such financial statements will be filed by either an amendment to this report or with the Company's Annual Report on Form 10-K for the fiscal year ended October 29, 1994 within 60 days after the time for filing this report.

  (b) Pro forma financial information.

        At present, it is impractical for the Company to provide required pro forma financial information relative to the acquired business, but such financial information will be filed by an amendment to this report or with the Company's Annual Report on Form 10-K for the fiscal year ended October 29, 1994 within 60 days after the time for filing this report.

  (c)            Exhibits

         2 Asset Purchase Agreement dated September 20, 1994 and Amendment Number 1 to said agreement dated October 31, 1994. (Exclusive of exhibits and schedules referred to in said agreements, except for exhibits A and C)
                                                       SIGNATURES


        Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                         SPARTECH CORPORATION





Date    11/14/94                                  By /S/ David B. Mueller


                                                 David B. Mueller
                                                 Vice President of Finance and
                                                 Chief Financial Officer

























                                                        EXHIBIT 2

Exhibit 2













                                            ASSET PURCHASE AND SALE AGREEMENT

                                                         BETWEEN

                                                  SPARTECH CORPORATION,
                                                        as Buyer,

                                                           AND

                                                PAWNEE INDUSTRIES, INC.,
                                                       as Seller,



















                                                   September 20, 1994
                                           ASSETS PURCHASE AND SALE AGREEMENT


        This Assets Purchase and Sale Agreement ("Agreement") is entered into as of the 20th day of September, 1994 by and between SPARTECH CORPORATION, a Delaware corporation having its principal office at 7733 Forsyth, Suite 1450, Clayton, Missouri 63105 ("Purchaser"), and PAWNEE INDUSTRIES, INC., a Delaware corporation having its principal place of business at 2024 North Woodlawn, Suite 412, Wichita, Kansas 67208 ("Seller").

        WHEREAS, Seller is engaged, among other business enterprises, in the formulation, manufacture, marketing and sale of extruded plastic sheet produced from various resins including polyethylenes, polypropylenes, high impact polystyrenes, crystal polystyrenes, acrylonitrile-butadiene-styrenes, high impact acrylics and other related specialty alloys and blends, at facilities located in Wichita, Kansas and Paulding, Ohio (the "Extrusion Division") and in the formulation, manufacture, marketing and sale of color compounds, concentrates and additives used in the manufacture of plastic products at a facility located in Goddard, Kansas (the "Color Division") (either the Extrusion Division or the Color
Division being sometimes referred to hereafter as a "Division," or both together, as the "Divisions"); and

        WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all the assets of the Divisions, for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

        NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:


                                            I.  SALE AND PURCHASE OF ASSETS.

        1.1 Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey and assign to Purchaser, and Purchaser will purchase and acquire, at the Closing, the following described assets of the Divisions and the fixed assets of Seller's corporate offices in Wichita, Kansas (the "Corporate Office") as they exist as of the Closing Date (the "Purchased Assets"):

             (a) Accounts Receivable. All customer accounts receivable (the "Accounts Receivable");

                 (b) Notes Receivable. All notes receivable (the "Notes Receivable");

               (c) Employee Receivables. All advances to and receivables from Hired Employees (hereafter defined) (the "Employee Receivables");

                 (d) Inventory. All inventories of the Divisions (the "Inventory"), including office and other supplies, raw materials, work in process and finished goods, wherever located, goods previously purchased for the account of the Divisions and in transit to Seller on the Closing Date, and any and all right, title and interest of Seller in and to the Customer-Owned Regrind (hereafter defined);

                 (e) Property, Plant and Equipment. The following tangible assets (the "Property, Plant and Equipment"):

                        (i)Real Property.  The real property owned by Seller and
                 used by the Divisions located in Wichita, Kansas, Goddard, Kansas and Paulding, Ohio, the legal descriptions of which are set forth on Schedule 1.1(e)(i), including all land, buildings, fixtures and other improvements thereon and all rights appurtenant thereto (the "Real Property"), subject, however, to any Permitted Encumbrances (hereafter defined);

                       (ii) Equipment, etc.  The machinery, equipment, furniture
                 and furnishings of the Divisions, wherever located (the
                "Equipment"), including both the machinery, equipment, furniture and furnishings of the Divisions reflected on the books of Seller at the Closing Date, all of which are listed and described on Schedule 1.1(e)(ii)-A; and the machinery, equipment, furniture and furnishings of the Divisions which are either fully depreciated or are otherwise not reflected on the books of Seller at the Closing Date, all of which are listed and described on Schedule 1.1(e)(ii)-B; and the fixed assets of the
                 Corporate Office other than the small IBM 36 computer not currently being used and related peripheral equipment, all of which are listed and described on Schedule 1.1(e)(ii)-C;

                 (f) Intangible Assets. The following intangible assets of the Divisions (the "Intangible Assets"):

                         (i) Intellectual Property. All patents, patent applications, trademarks, service marks, the names "Pawnee Extrusions" and "Pawnee Color" and to other trade or product names used by Seller in the business of the Divisions (the "Trade Names") in the United States and Canada, copyrights, including registrations and applications for registration thereof, if any, and related common law rights, manufacturing formulations, processes and recipes, patent, software and technology licenses (to the extent assignable to Purchaser), software, and know-how and trade secrets of the business of the Divisions or associated with the Purchased Assets (the
                 "Intellectual Property"), all of which are listed and described on Schedule 1.1(f)(i); provided, however that Seller will obtain a license in the form of Exhibit F hereto, permitting Seller to continue the perpetual, royalty-free use of such of the Intellectual Property as Seller may require in connection with the business of Seller's subsidiary Pawnee Rotational Molding, Inc. and such corporation's subsidiary Pawnee Load Liner, Inc., Maple Plain, Minnesota (together, the "Rotational Molding
                 Division"), which license shall be transferrable to any third party purchaser of all or substantially all of the assets of the
                 Rotational Molding Division at any time upon written notice to
                 Purchaser.

                         Permits.  To the extent their transfer is permitted by
                 law, all governmental licenses, permits, code and other approvals (including both UL and U.S. military approvals), license applications, license amendment applications, and product registrations used or utilized by or in the business of the Divisions (the "Permits"), all of which are listed and described on Schedule 1.1(f)(ii);

                         (iii) Lists, Books and Records. All customer lists, including terms of sale and related records, books, records, manuals, documentation and other materials relating to the business of the Divisions or the Purchased Assets;

                         Contract Rights.  All rights of Seller relating to the
                Divisions and the Purchased Assets including rights with respec t to prepaid expenses (the "Prepaid Expenses"), deposits (the "Deposits") and other advances, at the Closing Date pursuant to the following contracts (the "Assumed Contracts"): (A) all open purchase orders of customers of Seller relating to the purchase of products by customers of the Divisions, all of which are listed on Schedule 1.1(f)(iv)-A, which shall be updated as of the Closing; (B) all open supplier purchase orders issued by Seller to its vendors, suppliers and providers relating to the purchase of raw materials and supplies by Seller for the business of the Divisions, all of which are listed on Schedule
                1.1(f)(iv)-B, which shall be updated as of the Closing; (C) such other contracts, leases of personal or real property and other agreements with any customer, supplier, distributor, licensor, licensee, purchaser or provider as are listed and described on
                Schedule 1.1(f)(iv)-C, which shall be updated as of the Closing;
                 and (D) the non-disclosure agreements with the employees of the
                Divisions copies of which are included in Schedule 1.1(f)(iv)-D.

                         (v)     Goodwill.  All goodwill of the Divisions.

        1.2      Excluded Assets.  Notwithstanding anything contained in Section
1.1 hereof, Purchaser shall not purchase, and Seller shall not sell to Purchaser any assets of Seller used exclusively in the business of the Rotational Molding Division, any assets of the Pawnee 401(k) Thrift Plan
(the "401(k) Plan"), including any loans to Hired Employees from the 401(k) Plan, any Employee Receivables from employees other than Hired
Employees, any cash, cash equivalents, funds on deposit, marketable securities or claims to or for tax refunds, any Intellectual Property or records relating solely to other Excluded Assets, any records having to do with the corporate organization of Seller, any insurance and/or workers' compensation premium refunds and proceeds from claims arising out of occurrences prior to Closing, the small IBM 36 computer and related peripheral equipment referred to in subparagraph 1.1(e)(ii) and any other Corporate Office assets not specifically described in Schedule 1.1(e)(ii)-
C, or Seller's corporate name (the "Excluded Assets").

        1.3 Assumed Liabilities. Effective as of the Closing Date, Purchaser shall assume and hereby agrees to pay or otherwise discharge and accepts assignment of the following liabilities of Seller and none other (the "Assumed Liabilities"):

                 (i) Customer-Owned Regrind Inventory. All liabilities of Seller at the Closing Date with respect to customer-owned inventory and regrind materials on Seller's books and arising out of the business of the Divisions (the "Customer-Owned Regrind"), all of which Customer-Owned Regrind is listed by customer, including the quantity and associated dollar amount, on Schedule 1.3(i), which shall be updated as of the Closing;

                 (ii) Employee-Related Liabilities. All obligations and liabilities of Seller at the Closing Date to Hired Employees for Employee Fund contributions, United Fund contributions, accrued salaries and wages and related payroll taxes (both employer and employee portions), garnishments, and accrued vacation (the "Employee-Related Liabilities"), all of which are listed by employee, including the quantity and associated dollar amount, on Schedule 1.3(ii), which shall be updated as of the Closing (the update as of the Closing Date shall be provided to Purchaser sufficient time to permit Purchaser to meet all applicable payroll and payroll tax payment schedules);

                 (iii) Assumed Contracts. All obligations of Seller arising after Closing under the Assumed Contracts;

                 (iv) Other Assumed Liabilities. Any liability for property taxes, utilities and similar items with respect to the Real Property customarily prorated in sales of real property, and any other liabilities of Seller described on Schedule 1.3(iv); and

                 (v) Employee Medical Claims. All liabilities of Seller for unreported or unpaid medical claims of Hired Employees (the "Employee Medical Claims"), including those listed on Schedule 1.3(v) delivered at Closing.

        1.4 Transfer of the Purchased Assets. Subject to the terms and conditions hereof, at the Closing the Purchased Assets shall be transferred or otherwise conveyed to Purchaser by bills of sale, assignments, deeds or other appropriate instruments of conveyance or assignment, free and clear of all mortgages, liens, pledges, security interests, charges, claims, liabilities, restrictions and encumbrances whatsoever, other than (i) the Assumed Liabilities, (ii) liens for current real or personal property taxes not yet due and payable, (iii) liens specifically described on Schedule 1.4, (iv) worker's, carrier's and materialman's liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, and (v) in the case of the Real Property, the exceptions shown on "Schedule B" to the Title
Commitments (hereafter defined) (the "Permitted Encumbrances").

        1.5 The Closing. The sale and purchase of assets herein described shall take place at a closing (the "Closing") which shall be held at the offices of Purchaser's counsel, Armstrong, Teasdale, Schlafly & Davis, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102 at 9:00 a.m. on such date as may be agreed upon by Seller and Purchaser by which all conditions to the Closing shall have been satisfied or waived (the
"Closing Date"). The parties shall make a good faith effort to complete the Closing on or before October 28, 1994. Unless otherwise expressly provided in this Agreement, all balance sheet and other financial calculations herein shall be made as of the close of business on the Closing Date. At the Closing, Seller shall deliver to Purchaser such documents as Purchaser may reasonably request to evidence compliance with
Section 1.4, and shall take such other steps as may be required to put Purchaser in actual possession and operating control of the Purchased
Assets.

        1.6. Prorations. All real estate taxes, utilities and similar items with respect to the Real Property customarily prorated in sales of real property shall be prorated to the Closing Date with Purchaser responsible for such items applicable to all periods after the Closing Date.


                                                  II.  PURCHASE PRICE.

        2.1 Total Consideration. The total purchase price for the Purchased Assets (the "Purchase Price") including the consideration for the covenant not to compete set forth in Section 8.5 (the "Covenant Not to Compete") shall be Twenty-Nine Million Dollars ($29,000,000) subject to adjustment as provided in Section 2.3 below.

        2.2 Allocation of Consideration. The Purchase Price shall be allocated among the Purchased Assets and to the Covenant Not to Compete by mutual written agreement between Seller and Purchaser. If the parties do not agree on such allocation within ninety (90) days after the Closing, each party shall allocate the Purchase Price in accordance with its own good faith determination in accordance with the applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"). Seller and Purchaser agree to make all appropriate tax filings on a basis consistent with the agreed allocation, to provide a draft of any required information return to the other party, if requested, at least ten days prior to filing any such return, and not to take a position on any return or in any proceeding before any court or governmental agency that is inconsistent with the terms of the agreed allocation.

        2.3      Adjustments to Purchase Price.

        (a) Basis for Adjustment. The Purchase Price shall be adjusted by calculating the following:
                 (i)     $29,000,000; minus

                 (ii) the value at Closing of the Customer-Owned Regrind liability of Seller assumed by Purchaser; minus

                 (iii) the value at Closing of the Employee Medical Claims liability of Seller assumed by Purchaser; minus

                 (iv)the value at Closing of other liabilities of Seller assumed by Purchaser as described on Schedule 1.3(iv); plus

                 (v) the amount by which the Net Assets at Closing is more than $32,425,342, or minus

               (vi) the amount by which the Net Assets at Closing is less than $31,825,342, respectively.

In calculating all adjustments to the Purchase Price, the parties shall negotiate in good faith to determine all amounts and shall use Seller's historical accounting practices consistently applied as determined by and with reference to Exhibit A. Inventory shall be valued at the lower of FIFO cost or market value.

        (b)      Definition of Net Assets.  "Net Assets" shall mean the sum of

                 (i) Customer Accounts Receivable, less an Allowance for Doubtful Accounts of $67,229 (or such other Allowance as may be determined in good faith by Seller and Purchaser to be appropriate as of the Closing Date based upon actual information available at Closing and not based upon an arbitrary formula without reference to specific accounts of Seller or without reference to Seller's historical experience with its customers); plus

                 (ii)    Notes Receivable; plus

                 (iii)           Employee Advances and Receivables, plus

                 (iv)    Prepaid Expenses; plus

                 (v)     Deposits; plus

                 (vi) Inventory, consisting of Raw Materials, Customer-Owned Regrind Inventory, supplies and finished goods (valued at the lower of FIFO cost or market value), less an Obsolescence Reserve equal to the Inventory on Seller's books which is no longer usable or salable in the ordinary course of business (the "Obsolescence Reserve") determined by mutual agreement between Seller and Purchaser in accordance with Seller's historical accounting practices consistently applied with practices used in preparing Exhibit A, but in all events in accordance with and subject to Paragraph 2.3(a); plus

                 (vii) Property, Plant & Equipment (consisting of Land & Improvements, Buildings, Machinery, Equipment and Other, each at cost).

In determining Net Assets there shall be subtracted from the items listed in clauses (i) through (vii) above the Employee-Related Liabilities as of the Closing (consisting of Payroll Taxes Withheld, Payroll Tax Accrual, Employer Fund Balances, and United Fund balance, Garnishments, Accrued Vacation and Wages and Salaries Payable) with respect to the Hired Employees.

        (c) Adjustments to Inventories. During the two days immediately after the Closing Date, representatives of Seller and representatives of Purchaser shall jointly perform an actual physical inventory count and valuation of each item of Inventory (the "Physical Inventory"), for the purpose of establishing the valuation of Inventory to be used in calculating Net Assets. For purposes of calculating Net Assets, all Inventory shall be valued at the lower of FIFO cost or market value, which Seller has represented to be consistent with Seller's historical accounting practices historically applied. Each party shall bear its own expenses incurred in connection with the Physical Inventory.

        (d) Limit on Adjustments to Property, Plant and Equipment. Notwithstanding paragraph 2.3(b), in calculating Net Assets, no adjustment shall be made to Property, Plant and Equipment for any capital expenditures not listed in Exhibit B unless specifically approved by Purchaser prior to such expenditures.

        (e) Estimated Purchase Price. As of a date selected by Seller which is not earlier than fifteen (15) days prior to the Closing Date, Seller shall prepare its best estimate of the amount which would be the Net
Assets if the Closing had occurred on such selected date, based on the information reasonably available to Seller at the time of such estimated calculation, and shall provide Purchaser not less than seven (7) days prior to the Closing Date with a written report reflecting such estimated calculation, together with supporting documentation, and the resulting estimated Purchase Price (the "Estimated Purchase Price").

        (f) Closing Report. As promptly as practicable following the completion of the Physical Inventory and not more than thirty (30) days following the Closing Date, Seller shall provide Purchaser with a written report reflecting the final calculation of Net Assets and the resulting Purchase Price, including all prorations (the "Closing Report"), together with supporting documentation, determined in accordance with Seller's historical practices consistent with the methods used in determining Exhibit A (with Inventory valued according to paragraphs 2.3 (a) and 2.3(c)), and Seller shall promptly provide Purchaser with such additional supporting information as Purchaser may from time to time thereafter request. Within ten (10) days after Seller's delivery of the Closing Report to Purchaser, Purchaser shall notify Seller of any dispute as to the information contained in the Closing Report. The notice shall specify any objections Purchaser may have, and Purchaser and Seller shall then endeavor in good faith to resolve any discrepancies between the Closing Report and the matters specified in the notice delivered by Purchaser. In the event that there are items in dispute between Purchaser and Seller so that the parties cannot agree as to the Closing Report within sixty (60) days after Closing, the disputed matters shall be submitted to the independent public accounting firm of Price Waterhouse as arbitrator, and the good faith decision of such firm, which shall be made within 90 days after the Closing Date, shall be final and binding on all parties and non-appealable. Each party shall bear its own expenses incurred in connection with preparation and examination of the Closing Report. The cost of the engagement of such accounting firm shall be borne equally by the parties.

        2.4      Payment of Purchase Price.

        (a) Earnest Money Deposit. Purchaser has previously placed in escrow the sum of $250,000 pursuant to an Escrow Agreement dated as of August 30, 1994 among Seller, Purchaser and Texas Commerce Bank National Association, which sum, as adjusted for any increases or decreases thereto pursuant to the Escrow Agreement (the "Earnest Money Deposit") shall be disbursed to Seller at the Closing as directed by Seller.

        (b) Payment to Seller at Closing. At the Closing, Purchaser shall pay to Seller, by wire transfer to an account designated by Seller at least twenty-four (24) hours before the Closing Date, an amount equal to

                 (i)     95% of the Estimated Purchase Price, less

                 (ii)    the Earnest Money Deposit, and less

                 (iii) the $1,500,000 to be deposited, held and disbursed pursuant to the Closing Escrow Agreement attached as Exhibit C (the "Closing Escrow Agreement").

        (c) Payment to Escrow Agent at Closing. At the Closing, Purchaser shall wire to the Escrow Agent in accordance with the Closing Escrow
Agreement $1,500,000, the proceeds of which shall be disbursed in accordance with the Closing Escrow Agreement.

        (d) Payment of Hold-Back. Upon the later to occur of 60 days after the Closing Date or three business days following the date the Closing
Report becomes final pursuant to paragraph 2.3(f), above, Purchaser shall pay to Seller, by wire transfer to an account designated by Seller at least twenty-four (24) hours previously, the remaining balance of the Purchase Price, after applicable adjustments. In the event that the final Purchase Price calculation results in a credit due to Purchaser, Seller shall repay such excess to Purchaser within the same time period.



                                 III.  REPRESENTATIONS AND WARRANTIES OF SELLER.

        Seller represents and warrants to Purchaser as follows:

        3.1 Organization, Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified and in good standing under the laws of Kansas and Ohio.

        3.2 Power; Authorization. Seller has full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby (the "Related Agreements"), to carry out the transactions contemplated by this Agreement and the Related Agreements, to carry on its business as now being conducted, and to own, lease or operate its properties. The execution, delivery and performance of this Agreement and the Related Agreements by Seller has been authorized by all necessary corporate action on the part of Seller, and prior to the Closing will have been consented to and approved by the holders of a majority of Seller's shares entitled to vote thereon.

        3.3 Execution, Delivery and Performance of Agreements. This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as shall be limited by bankruptcy, moratorium, reorganization or other similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and the Related Agreements by Seller will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under, (i) the Certificate of Incorporation or By-Laws of Seller, (ii) any material license, law, rule, regulation, order, judgment or decree applicable to Seller, or (iii) except for required consents to be obtained from Seller's lenders prior to Closing, any material mortgage, indenture, deed of trust, security agreement, lease or other contract by which Seller or any of the Purchased Assets may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except for required filings under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, 15 U.S.C. 18a (the "Hart-Scott-Rodino Act"), no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement and the Related Agreements, or will be required in connection with the consummation of the transactions contemplated hereby and thereby.

        3.4 Title to and Sufficiency of Purchased Assets. Seller has good, valid and marketable title to all of the Purchased Assets (except for Customer-Owned Regrind and Inventory sold since the Interim Balance Sheet
Date in the ordinary course of business consistent with past practice) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for the Permitted Encumbrances and those to be released prior to Closing. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of the Divisions or necessary to the operation of the business of the Divisions, except for leased items disclosed on Schedule 3.4 hereto, Customer-Owned Regrind and items of immaterial value and hand tools owned by employees.

        3.5 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or any interest therein or any of the business of the Divisions, except for rights of customers to Customer-Owned Regrind and those contracts entered into in the normal course of business consistent with past practice for the sale of finished goods inventory of Seller.

        3.6 Receivables. The Accounts Receivable, Notes Receivable and Employee Receivables are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, advances or loans, performance of services or other business transactions in the ordinary course of the business of the Divisions consistent with Seller's past practice, and are not subject to any known defenses, set-offs or counterclaims except as set forth on Schedule 3.6. The amounts of Accounts Receivable, Notes
Receivable and Employee Receivables set forth on Exhibit A are not overstated. Seller believes the Allowance for Doubtful Accounts on Exhibit A (or as revised pursuant to clause 2.3(b)(i)) to be adequate. Seller does not have any knowledge of any facts or circumstances generally (other than general economic conditions or the cessation of Seller's activities in the business of the Divisions upon or after the Closing) which would result in any material increase in the uncollectability of Accounts Receivable, Notes Receivable or Employee Receivables if pursued with good faith diligent efforts.

        3.7 Inventory. All Inventory was acquired and has been maintained in the ordinary course of the business of the Divisions, and to Seller's best knowledge and belief is not adulterated, misbranded, mispackaged or mislabeled within the meaning of, or in violation of, any applicable local, state or Federal laws or regulations. All amounts of Inventory reflected on Exhibit A represent bona fide inventories of the Divisions on hand at June 30, 1994, and are valued at the lower of FIFO cost or market value, which is consistent with Seller's past practices as historically applied. The Obsolescence Reserve shown on Exhibit A is adequate. The amount of Customer-Owned Regrind set forth on Schedule 1.3(i) and Exhibit
A is not understated.

        3.8 Property, Plant and Equipment. The valuation of Property, Plant and Equipment reflected on Exhibit A is stated at cost. Notwithstanding any other provision of this Agreement, no representation or warranty is made as to the operating condition, merchantability or fitness for a particular purpose of the Property, Plant or Equipment, either in the aggregate or as to any individual item.



        3.9 Intellectual Property Matters. Seller in the conduct of the business of the Divisions does not utilize or otherwise have any material rights in any patent (including patent applications), copyright, software, trade secret or know-how except for the Intellectual Property, and to Seller's best knowledge and belief it does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. Seller is not in default under any agreement related to Intellectual Property, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any Intellectual Property. Schedule 3.9 lists all material confidentiality or non-disclosure agreements to which Seller is a party and which relates to the Divisions. Seller has not granted any licenses or other rights to any of the Intellectual Property. Except as set forth on Schedule 3.9, Seller has not made any claim of any violation or infringement by others of its rights to the Intellectual Property and is not aware of any basis for the making of any such claim.

        3.10     Financial Statements.

        (a) Audited Financial Statements. Seller has delivered to Purchaser true and complete copies of the balance sheets of Seller at September 30, 1993 and 1992 and the related statements of income, retained earnings and cash flows for the fiscal years then ended, certified by Seller's auditors, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Such balance sheets, including the related notes, fairly present in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated, and such statements of income, retained earnings and cash flows fairly present in all material respects the results of operations, changes in retained earnings and cash flows of Seller for the periods indicated.

        (b) Unaudited Interim Financial Statements. Seller has delivered to Purchaser a true and correct internally generated unaudited balance sheet and income statement of Seller on a consolidated basis and for the nine months ended June 30, 1994 (the "Interim Balance Sheet Date"), which statements contain summary financial statements with eliminations for the Wichita Plant, the Paulding Plant and the Color Plant. The unaudited financial statements as of and for the period ending on the Interim
Balance Sheet Date were prepared in good faith in accordance with historical practices of Seller consistently applied.

        3.11     Books of Account.   Subject to Inventory adjustments based on
the Physical Inventory, the books, records and accounts of Seller maintained with respect to the Divisions accurately and fairly reflect, in reasonable detail, consistent with Seller's historical practice consistently applied, the material transactions and assets and liabilities of the Divisions in all material respects. Seller has not engaged in any transaction with respect to the business of the Divisions or used any of the funds of Seller in the conduct of the business of the Divisions except for transactions and funds which have been and are reflected in the normally maintained books and records of the Divisions.

        3.12 Taxes and Tax Returns and Reports. All returns, reports, statements and other similar filings required to be filed by Seller ("Tax Returns") with respect to any material Federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect in all material respects the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against Seller or any of its assets or properties. Except as set forth in Schedule 3.12, Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no Tax liens (other than any lien for current Taxes not yet due and payable) on any of the assets or properties of Seller. Except for the possible reassessment of the Real Property, Seller has no knowledge of any basis for any additional assessment of Taxes. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Seller.

        3.13 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, except as disclosed on Schedule 3.13, Seller with respect to the Divisions has not:

                 (i) Sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice;

                 (ii) Made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound;

                 (iii) Suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects of the Divisions with regard to, any item or items carried on its books of account individually or in the aggregate at more than $25,000; or suffered any repeated, recurring or prolonged shortage, cessation or interruption of material supplies or utilities or other material services required to conduct its business and operations;

                 (iv) Received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects of the Divisions;

                 (v) Made any material change in its customary operating methods (including its purchasing, marketing, selling and pricing practices and policies), except for changes necessitated by the reduction or elimination of credit terms by Seller's customers;

                 (vi) Made commitments or agreements for capital expenditures or capital additions or betterments not listed on Exhibit B except such as may be involved in ordinary repair, maintenance or replacement of its assets;

                 (vii) Except in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, except that Seller is liable to certain employees for bonuses payable by Seller and not by Purchaser for services in connection with the sale of the Purchased Assets hereunder;

                 (viii) Changed any of the accounting principles followed by it or the methods of applying such principles;

                 (ix) Entered into any transaction relating to the Divisions or the Purchased Assets other than in the ordinary course of business consistent with past practice; or

                 (x) Agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.13.

        3.14     Compliance with Law; Authorizations.  Except as set forth on
Schedule 3.14, Seller has complied in all material respects with each and is not in violation in any material respect of any, law, ordinance, or governmental or regulatory rule or regulation, whether Federal, state, local or foreign, to which the business, operations, assets or properties of the Divisions is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the business of the Divisions, all material franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct the business of the Divisions as now or previously conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the business of the Divisions, and at the Closing will be free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. All such Authorizations are listed and described on
Schedule 3.14 hereto. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization or under any Regulation.

        3.15 Transactions with Certain Related Parties. Except as set forth on Schedule 3.15, no director or executive officer of Seller, no employee of Seller with current annual compensation in excess of $40,000, and no member of the immediate family of any such director, executive officer or employee, has a controlling interest (direct or indirect) in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller with respect to the business of the Divisions.

        3.16 Litigation. Except as set forth on Schedule 3.16, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened either against Seller relating to the Purchased Assets or the business of the Divisions or the transactions contemplated by this Agreement, nor does Seller (except as disclosed to Purchaser) know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect the business of the Divisions or the Purchased Assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially adversely affect the Divisions, the Purchased Assets or the transactions contemplated hereby.

        3.17 Insurance. Seller carries and will maintain through the Closing Date its existing insurance with respect to the Purchased Assets and the business of the Divisions. Such policies are in full force and effect on the date hereof, and Seller has not received notice of cancellation with respect to any such policy.

        3.18 Leases. Schedule 3.18, together with Schedule 1.1(f)(iv)-C, contains a complete and correct list of all material leases and other agreements pursuant to which Seller leases (or has purchased subject to a conditional sales or title retention agreement) from others any property used or useful in connection with the business of the Divisions, and all material leases and other agreements pursuant to which Seller leases (or has sold subject to any conditional sales or other title retention agreement) to others any property used or useful in connection with the business of the Divisions, together with a description of the property to which each such lease, conditional sales or other title retention agreement relates.

        3.19 Material Contracts. To the best knowledge of Seller, Schedule 3.19, together with Schedule 3.9, Schedule 1.1(f)(iv)-A, Schedule
1.1(f)(iv)-B, Schedule 1.1(f)(iv)-C and Schedule 1.1(f)(iv)-D, contains a complete and correct list of all material agreements, contracts and commitments (collectively, the "Material Contracts") of the following types, whether written or oral, by which any of the Purchased Assets are bound, or to which Seller is a party or is bound and which relate to the business of the Divisions or to the Purchased Assets:

                 (i) Mortgages, indentures, deeds of trust, security agreements and other agreements and instruments relating to the borrowing of money by, or any extension of credit to, Seller;

                 (ii) Sales agency, manufacturer's representative, distributorship, employment or marketing agreements;

                 (iii) Licenses to or from others of any Intellectual Property, Trade Names or Licenses;

                 (iv) Contracts or commitments to sell, lease or otherwise dispose of any of the Purchased Assets other than at market rates or other than in the ordinary course of business;

                 (v) Contracts or commitments limiting the freedom of Seller to compete in any line of business or in any geographic area or with any person; and

                 (vi)Employment, non-disclosure, confidentiality or intellectual property ownership or transfer agreements with any employees of the Divisions.

Seller shall deliver to Purchaser at least thirty (30) days prior to the Closing Date complete and correct copies of all written Material
Contracts. Schedule 3.19 sets forth an accurate description of all oral Material Contracts.

        3.20 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any claim against Purchaser for any brokerage or finders' commission, fee or similar compensation. Seller represents that it has engaged the services of, and will pay any and all fees and expenses owed to, Goldsmith, Agio, Helms and Company arising out of the undertakings of the parties herein described.

        3.21     Employees.

        (a) Schedule 3.21(a) sets forth a true and complete list of the name, title, current location and base salary or hourly rate of every employee of Seller engaged in the business of the Divisions (the "Employees") as of the date of this Agreement, together with a statement of the basis, amount and nature of any other remuneration, whether in cash or kind, paid to each such Employee during the current fiscal year or accrued for or payable to each such Employee in the future, and the basis for accrual and amount of all vacation and severance benefits to which each such Employee was entitled as of the Interim Balance Sheet Date.

        (b)      Except as set forth on Schedule 3.21(b):

                 (i) Seller is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any of the Employees;

                 (ii) To the best of Seller's knowledge, as of the date of this Agreement there is not pending or threatened any strike, walkout or other work stoppage or any union organizing effort relating to the Divisions or the Employees;

                 (iii) With respect to the Hired Employees, Seller is in compliance with all Federal and state laws in all material respects with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there is no unfair labor practice complaint against Seller with respect to the Divisions or any Hired Employees pending before the National Labor Relations Board;

                 (iv) As of the date of this Agreement, no organized labor representation question exists respecting the employees of the Seller, no grievance or any arbitration proceeding is pending and no claim therefor exists;

                 (v) Seller has not experienced any labor stoppage, concerted labor activity, or other material labor difficulty with respect to the Divisions during the last three years; and

                 (vi) All employees of the Divisions with current annual compensation in excess of $40,000 have signed a non-disclosure agreement of the form included in Schedule 1.1(f)(iv)-D.

        (c) Except as set forth on Schedule 3.21(c), and for changes in the ordinary course of business not affecting entire classes of its employees, Seller has no outstanding commitment or agreement to effect any general wage or salary increase for any of the Hired Employees and has not increased the salary or wages of any Hired Employees since the Interim
Balance Sheet Date.

        (d) Except for persons hired on a short-term, temporary basis, none of the persons employed in the business of the Divisions is provided to the Seller under contract with a third party (except workers made available under contracts disclosed on Schedule 3.21(d)).

        (e) With respect to the Divisions, Seller is not in violation in any material respect of the Americans with Disabilities Act of 1990 or any law, regulation or order relating to employment discrimination or occupational safety except as indicated on Schedule 3.21(e), nor as of the date of this Agreement has Seller received any unresolved complaint from any Federal or state agency or regulatory body alleging violations of any such laws or regulations, nor is Seller implementing any orders or consent decrees remedying any such prior violation.

        (f) Seller has not entered into any written contract with any Hired Employees or made any oral or written representation, direct or implied, which would require Purchaser to provide post-retirement medical benefits or post-retirement life insurance benefits.

        (g)      The amounts of Employee-Related Liabilities reflected on
Schedule 1.3(ii) as of the Closing and Exhibit A are not understated.

        3.22     Employee Benefit Plans and Arrangements.

        (a) Schedule 3.22 hereto contains a complete list of all Employee Benefit Plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by the Company. For the purposes hereof, the term "Employee Benefit Plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid, and includes without limitation all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Each Employee Benefit Plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan in Schedule 3.22.

        (b)      To Seller's best knowledge and belief, except as disclosed on
Schedule 3.22, with respect to all employees of Seller and their known dependents, Seller does not maintain, contribute to or have any liability (including any current or potential multi-employer withdrawal liability under Title IV of ERISA) under any Employee Benefit Plan.

        (c) To Seller's best knowledge and belief after due inquiry of its medical insurance carrier, except as disclosed on Schedule 3.22, no employee of Seller and no known dependent of any employee of Seller has a medical condition which would be excluded from coverage as a pre-existing condition under any of Seller's medical plans if such employee were a new hire.


        3.23     Environmental Matters.

        (a) Except as set forth on Schedule 3.23 hereto, Seller has obtained all material permits, licenses and other authorizations which are required in connection with the conduct of the business of the Divisions under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes ("Hazardous Substances") into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances ("Environmental Regulations").

        (b) Except as set forth on Schedule 3.23, Seller maintains and is in full compliance in the conduct of the business of the Divisions with all material terms and conditions of the material required permits, licenses and Authorizations, and is also in full compliance in all material respects with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables, contained in the Environmental Regulations or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

        (c) Except as set forth on Schedule 3.23, Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent in any material respect compliance or continued compliance with the Environmental Regulations or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance.

        (d) Except as set forth on Schedule 3.23, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation or to Seller's knowledge any investigation, or proceeding pending or threatened against Seller in connection with the conduct of the business of the Divisions relating in any way to the Environmental Regulations or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

        (e) To the extent Seller is reasonably able to do so, Seller shall cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the business of the Divisions.

        (f) None of the Purchased Assets are being or have been used for the generation, use, storage, manufacture, transportation, treatment or disposal of Hazardous Substances, except as permitted by, and in compliance with, all applicable Environmental Regulations. There is not and there has not been any underground storage tank located on the Real
Property or used in connection with the business of the Divisions.

        3.24 Business Names and Locations. Schedule 3.24 sets forth a list of all corporate, business, trade, assumed or other names, and all street and post office addresses at which Seller has conducted any business or at which any Purchased Assets have been located since January 1, 1989.

        3.25 Copies of Documents. Seller has provided to Purchaser access to copies of all documents listed on any Schedule hereto or referred to herein or therein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

        3.26 Completeness of Disclosure. To Seller's best knowledge and belief after due inquiry of its officers and plant managers, no representation or warranty by Seller in this Agreement nor any Schedule, certificate, document or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


                                IV.  REPRESENTATIONS AND WARRANTIES BY PURCHASER

        Purchaser represents and warrants to Seller as follows:

        4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

        4.2 Power; Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Related Agreements and to carry out the transactions contemplated by this Agreement and the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements by Purchaser has been authorized by all necessary corporate action on the part of Purchaser.

        4.3 Execution, Delivery and Performance of Agreements. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms, except as shall be limited by bankruptcy, moratorium, reorganization or other similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and the Related Agreements by Purchaser will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under, (i) the Certificate of Incorporation or By-Laws of Purchaser, (ii) any license, law, rule, regulation, order, judgment or decree applicable to Purchaser, or
(iii) any mortgage, indenture, deed of trust, security agreement, lease or other contract by which Purchaser may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser thereunder. Except for required filings under the Hart-Scott-Rodino Act, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement and the Related Agreements, or will be required in connection with the consummation of the transactions contemplated hereby and thereby.

        4.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.


                                        V.  CONDUCT OF BUSINESS PRIOR TO CLOSING

        5.1 Access to Information. From the date hereof and until the Closing, Seller will afford to Purchaser and Purchaser's attorneys, accountants and other designated representatives reasonable opportunities to inspect the Purchased Assets and reasonable access to Seller's personnel and all properties, documents, contracts, books and records of Seller relating to the business of the Divisions, the Purchased Assets or the Assumed Contracts, and will furnish Purchaser with copies of such documents and such additional information pertaining to the Purchased Assets and Assumed Liabilities and the business of the Divisions as Purchaser may reasonably request.

        5.2 Conduct of Business. Prior to the Closing, Seller shall conduct the business of the Divisions only in the ordinary course and consistent with Seller's historical business practices and shall maintain, keep and preserve the Purchased Assets in normal operating condition and repair, ordinary wear and tear excepted. Seller shall maintain insurance with respect to the business of the Divisions as provided in Section 3.17.
Except for Seller's attempts to compromise certain liabilities as disclosed to Purchaser, Seller shall use reasonable efforts to preserve for Purchaser the goodwill of Seller's suppliers, customers, landlords and others having business relations with it; Purchaser acknowledges, however, that Seller's planned termination of its activities in the business of the Divisions following the Closing will have an effect upon the aforesaid goodwill.

        5.3 Additions to Schedules; Changes; Corrections. Seller shall provide to Purchaser all Schedules which are not attached to this Agreement as of its execution within ten (10) business days after the date of execution. Seller shall promptly, and in any event at such specific times as are provided herein, give Purchaser prompt written notice of any material change in the business of the Divisions or the Purchased Assets which occurs prior to the Closing. At least five (5) days before the Closing, Seller will supplement or amend the Schedules to this Agreement in order to disclose any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to correct any error in the Schedules or in any representation and warranty of Seller.

        5.4 Cooperation in Transaction. The parties, as promptly as practicable after the date hereof, shall cooperate with each other in (a) making all such filings and submissions required under the Hart-Scott-Rodino Act and other applicable laws, rules and regulations in order to consummate the transfer of the Purchased Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement, and
(b) using commercially reasonable efforts to obtain all necessary Authorizations required in order for the parties to consummate such transfer and transactions.

        5.5 No Shopping. So long as this Agreement remains in full force and effect, Seller will not, directly or indirectly, solicit or encourage (including by way of furnishing any nonpublic information) any proposal for any acquisition of any portion of the business or assets of the Divisions. If during such period Seller receives any proposal for any such acquisition, Seller shall promptly notify Purchaser of such proposal and the terms thereof.

        5.6 Publicity. Seller and Purchaser will mutually agree upon the timing and substance of all public announcements relating to the transactions contemplated in this Agreement. This provision shall not apply to any disclosure required to be made by applicable securities laws or regulations.

        5.7      Hiring of Employees.

        (a) Purchaser may, but shall not be required to, offer employment to any of the employees of Seller currently employed in the business of the Divisions, effective as of the day following the Closing Date. Seller shall exercise reasonable efforts to assist Purchaser in its efforts to secure the employment of those individuals selected by Purchaser.

        (b) Those employees who are offered and who accept employment pursuant to paragraph 5.7(a) (the "Hired Employees") shall be deemed to have resigned their employment with Seller as of the Closing Date.

        (c) With respect to the Hired Employees, Purchaser shall assume and discharge the Employee-Related Liabilities and the Employee Medical Claims and all liabilities with respect to matters arising out of the employment of the Hired Employees by Purchaser. Notwithstanding the preceding sentence, however, if Seller has paid severance or termination payments or payments in lieu of accrued vacation to a Hired Employee, Purchaser shall not be required to carry over the vacation accrual for such Hired
Employee.

        (d) Except as described in the preceding paragraph, Purchaser shall have no liability to employees of Seller or Hired Employees for events or occurrences which take place or arise prior to Closing or for:

                 (i)     all obligations and claims under the 401(k) Plan;

                 (ii)    any failure to withhold or remit Taxes;

                 (iii) all claims for worker's compensation benefits by employees or former employees; and

                 (iv)    all claims of discrimination in employment.

        5.8 WARN Notice. Purchaser does not intend to discontinue operations at any plant of Seller included within the Purchased Assets, and Purchaser does not intend that more than 50 employees of Seller's Divisions will not become Hired Employees.


                                          VI.  CONDITIONS PRECEDENT TO CLOSING

        6.1 Conditions to Purchaser's Obligations. The obligation of Purchaser to complete the Closing is subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall exert good faith diligent reasonable commercial efforts to cause each such condition to be so fulfilled:

                 (i) All representations and warranties of Seller contained herein shall be true and correct in all material respects when made and at the Closing as though made as of the time of Closing.

                 (ii) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

                 (iii) Since the date of this Agreement, there shall not have occurred any material adverse change in the condition of the Purchased Assets or the business of the Divisions.

                 (iv)Purchaser shall have received a certificate executed by the President of Seller, of Seller, dated as of the Closing Date, certifying that the conditions set forth in clauses (i), (ii) and
        (iii) of this Section 6.1 have been fulfilled.

                 (v) Purchaser shall be satisfied, in its sole discretion, with the results of reasonable due diligence procedures and with any Schedules (including updates, supplements and corrections) or other information or documentation delivered by Seller after execution of this Agreement. Purchaser shall notify Seller of any unsatisfactory due diligence results as soon as those results become known to Seller or within 20 days after execution of this Agreement, shall notify
        Seller of any objection to any Schedules first delivered by Seller after execution of this Agreement within ten (10) days after Purchaser's receipt of such Schedule, and shall notify Seller of any objection to any other information or documentation within five (5) days after Purchaser's receipt of such other information or documentation; and unless objection is made within such period of time the results, Schedules, information or documentation shall be deemed satisfactory to Purchaser.

                 (vi) Purchaser shall have received an opinion of Sneed, Lang, Adams & Barnett, counsel to Seller, dated the Closing Date, substantially in accordance with Exhibit D.

                 (vii) All necessary governmental approvals and any other required approvals and consents required of any person other than Purchaser shall have been duly obtained, to the extent such approvals and consents shall be necessary to Purchaser's material realization of the benefits of this Agreement and its future conduct of the business of the Divisions.

                 (viii) All mortgages, deeds of trust and other security interests in the Purchased Assets shall have been released, and duly executed deeds of release, terminations of any financing statements, and other necessary documents shall have been delivered to Purchaser for filing.

                 (ix) No action or proceeding at law or in equity (other than by Purchaser) shall be pending (A) which seeks to enjoin the transactions herein contemplated, or (B) materially interferes with the right of Purchaser to conduct its operations and operate the Business using the Purchased Assets subsequent to the Closing.

                 (x) Seller shall have delivered to Purchaser at the Closing all bills of sale, deeds, documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of any and all liens thereon (other than the Assumed Liabilities and the Permitted Encumbrances) and to assign to Purchaser the Assumed Contracts and shall have taken such other steps as may be required to put Purchaser in actual possession and operating control of the Purchased Assets.

                 (xi) The Closing Escrow Agreement shall have been executed and delivered by Seller and the escrow agent named therein.

                 (xii) The Real Property shall, prior to Closing, have passed environmental and structural inspections (the "Inspections") to Purchaser's satisfaction, such inspections to be at Purchaser's cost.
        In the event Purchaser has not obtained the written reports of the Inspections (the "Inspection Reports") by ten (10) days prior to Closing, Purchaser shall notify Seller and the Closing shall be extended for up to fifteen (15) days, but no more than ten (10) days after Purchaser's receipt of the Inspection Reports. In the event any of the Inspection Reports contains any findings which are unacceptable to Purchaser, Purchaser shall within three (3) business days of receipt thereof notify Seller and have the right: (A) to terminate this Agreement and declare it void; (B) to waive its objections; or (C) to request Seller to take reasonable efforts to cure such objections, in which case the Closing shall be extended for a reasonable time not exceeding thirty (30) days.

                 (xiii) Purchaser shall have received at its own cost at least ten (10) days prior to Closing, commitments from a title insurance company acceptable to Purchaser, to insure title to each parcel of Real Property, such commitments to be for an ALTA Owner's Policy of Title Insurance (Form B, rev. 10/17/70) in such amount as Purchaser reasonably determines insuring fee simple title to such Real Property and the improvements thereon subject only to such exceptions as are acceptable to Purchaser (the "Title Commitments"). In the event Purchaser has not obtained the Title Commitments by ten (10) days prior to Closing, Purchaser shall notify Seller and the Closing shall be extended for up to thirty (30) days, but no more than ten (10) days after Purchaser's receipt of the Title Commitments. In the event such commitment contains any exceptions which are unacceptable to Purchaser, Purchaser shall within three (3) business days of receipt thereof notify Seller and have the right: (A) to terminate this Agreement and declare it void; (B) to waive its objections; or
        (C) to request Seller to take reasonable efforts to cure such objections, in which case the Closing shall be extended for a reasonable time not exceeding thirty (30) days.

                 (xiv) Purchaser and Seller shall have agreed on the amount of the Employee Medical Claims reserve.

                 (xv) Purchaser and Seller shall have resolved in a mutually satisfactory manner any questions concerning any claim or potential claim by any unsecured creditors of Seller.

                 (xvi) Purchaser and Seller shall have resolved in a mutually satisfactory manner any questions concerning the parties' respective liability for any sales tax payable as a result of the transfer of the Purchased Assets.

                 (xvii) Procedures satisfactory to Purchaser shall have been established for collection and application of proceeds of the Accounts Receivable.

        6.2 Conditions to Seller's Obligations. The obligations of Seller to complete the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its reasonable commercial efforts to cause each such condition to be so fulfilled:

                 (i) All representations and warranties of Purchaser contained herein shall be true and correct in all material respects when made and at the Closing as though made as of the time of Closing.

                 (ii) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

                 (iii) Purchaser shall have delivered to Seller a certificate executed by the President of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in clauses (i) and (ii) of this Section 6.2 have been fulfilled.

                 (iv) Seller shall have received an opinion of Armstrong, Teasdale, Schlafly & Davis, counsel to Purchaser, dated as of the Closing date, substantially in accordance with Exhibit E.

                 (v) All governmental approvals and any other required approvals and consents required of any person other than Seller shall have been duly obtained.

                 (vi) No action or proceeding at law or in equity (other than by Seller) shall be pending which seeks to enjoin the transactions herein contemplated.

                 (vii) Purchaser shall have delivered to Seller at the Closing all agreements of assumption and other agreements necessary for Purchaser to assume the Assumed Liabilities.

                 (viii) The Closing Escrow Agreement shall have been executed and delivered by Purchaser and the escrow agent named therein.

                 (ix)Seller and Purchaser shall have agreed on the amount of the Medical Claims Reserve.


                                                  VII.  INDEMNIFICATION

        7.1      Indemnification by Seller.  Except as otherwise limited by this
Article VII, Purchaser and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal fees and expenses) suffered or incurred by any of them (a "Purchaser Loss"), arising out of or resulting from:

                 (i) The breach of any representation or warranty of Seller contained herein or in any Related Agreement or in any Exhibit, Schedule or certificate delivered under this Agreement;

                 (ii)The breach of any covenant or agreement by Seller contained herein or in any Related Agreement or other document delivered at the Closing;

                 (iii) Any failure of Seller to pay or otherwise discharge its trade accounts payable and the other liabilities of Seller not assumed by Purchaser herein, but only to the extent any such claimant attempts to collect such liabilities from Purchaser.

        7.2 Indemnification by Purchaser. Except as otherwise limited by this Article VII, Seller and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal fees and expenses) suffered or incurred by any of them (a "Seller
Loss") arising out of or resulting from:

                 (i) The breach of any representation or warranty of Purchaser contained herein or in any Related Agreement or in any Exhibit, Schedule or certificate delivered under this Agreement;

                 (ii) The breach of any covenant or agreement by Purchaser contained herein or in any Related Agreement or other document delivered at the Closing; or

                 (iii) The failure of Purchaser to pay or otherwise discharge the Assumed Liabilities.

        7.3      Indemnification Procedures.

        (a) For the purposes of this Section 7.3, "Indemnitee" shall mean the person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.1 or 7.2, as the case may be; "Indemnitor" shall mean the person having the obligation to indemnify pursuant to such provisions; and "Loss" shall mean a Seller Loss or a Purchaser Loss, as the case may be.

        (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within thirty (30) days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent the Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnitor shall have a period of 30 days to reply to such Notice of Claim.

        (c)      The obligations and liabilities of an Indemnitor under this
Article VII with respect to a Loss arising from a claim of any third party that is subject to the indemnification provisions provided for in this
Article VII (a "Third Party Claim") shall be governed by the following additional terms and conditions: the Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that the Indemnitor shall be permitted, at the Indemnitor's option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice if the Indemnitor gives notice within the 30-day period specified above of the Indemnitor's intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises the Indemnitor's right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and to the extent reasonably possible make good faith diligent efforts to make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by the Indemnitee's own counsel and at the Indemnitee's own expense in defense of such Third Party Claim; provided, however, that the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee's reasonable request for such consultation from time to time with respect to such Third Party Claim. Except for the settlement of a Third Party Claim which involves the payment of money only, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. If the Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim, the Indemnitee may elect to assume such defense, assisted by counsel of the Indemnitee's own choosing; provided however, the Indemnitee shall thereafter consult with the Indemnitor upon the Indemnitor's reasonable request for such consultation from time to time with respect to such Third Party Claim. Whether or not the Indemnitee elects to assume the defense of such Third Party Claim, the Indemnitor shall not be relieved of the Indemnitor's obligations hereunder. The Indemnitee will give the Indemnitor at least 15 days notice of any proposed settlement or compromise of any Third Party Claim it has elected to defend, during which time the Indemnitor may assume the defense of, and responsibility for, such Third Party Claim and if it does so the proposed settlement or compromise may not be made. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Indemnitor's possession or under the Indemnitor's control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by the Indemnitor's own counsel and at the Indemnitor's own expense in the defense of such Third Party Claim. If the Indemnitee assumes the defense, no Third Party Claim for which the Indemnitee has elected to defend may be settled by the Indemnitee without the written consent of Indemnitor, which consent shall not be unreasonably withheld or declared.

        (d) An Indemnitee shall be entitled to reimbursement for reasonable expenses, including legal fees and expenses, incurred in defending against any Third Party Claim, in advance of the final disposition of the Third
Party Claim, upon receipt by the Indemnitor of a written undertaking to repay such amount if it shall ultimately be determined that the Indemnitee was not entitled to indemnification under this Section 7.3.

        (e) Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in paragraph 7.3(b) above. If the Indemnitor does not respond to such claim within the 30-day period specified in paragraph 7.3(b), the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under and as limited by this Agreement and the Closing Escrow Agreement.

        7.4 Limits on Indemnification. No claim may be made against Seller under this Article VII for breach of a representation or warranty contained in this Agreement or in any Exhibit, Schedule or certificate delivered under this Agreement unless and only to the extent the aggregate of all Purchaser Losses exceed $75,000 (the "Seller Basket") and then only with respect to that portion of aggregate Purchaser Losses which exceed the Seller Basket; provided, after the Seller Basket is used, the $1,500,000 held under the Closing Escrow Agreement shall be the sole and exclusive remedy. Except as may hereafter be otherwise expressly agreed by Purchaser, the Seller Basket shall not apply to any Purchaser Loss arising under clause 7.1(iii). No claim may be made against Purchaser under this Article VII for any breach of a representation or warranty contained in this Agreement or in any Exhibit, Schedule or certificate delivered under this Agreement unless and only to the extent the aggregate of all Seller Losses exceed $75,000 (the "Purchaser Basket"), and then only with respect to that portion of aggregate Seller's Losses which exceed the Purchaser Basket.

        7.5 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VII are the exclusive rights and remedies which the parties shall have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.


                                                  VIII.  OTHER MATTERS

        8.1 Transfer Taxes. The parties shall endeavor to reach an agreement on the allocation of liability between the parties for all sales, transfer and documentary taxes, if any, payable in connection with the sales, conveyances, assignments, transfers and deliveries to be made to Purchaser as contemplated hereby.

        8.2 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any Related Agreement, certificate, Schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for one (1) year, except that Seller's representations in Section 3.7 shall expire at Closing since this item is included in the Closing Report which is final and binding among the parties. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

        8.3      Maintenance of Books and Records.

        (a) Following the Closing, Purchaser shall give Seller the opportunity to remove from the Corporate Office or the Divisions all Excluded Assets, including computerized payroll, accounting and other records of the Corporate Office and the Rotational Molding Division.

        (b) For a period of up to six (6) months following the Closing, Purchaser shall furnish to Seller without charge the data processing services of the IBM 36 computer located at the Corporate Office and included in the Purchased Assets, for the purposes of utilizing the data maintained by Seller thereon prior to Closing and generating related reports, tax returns and similar documents using such data, which may be requested by Seller in connection with Seller's operation, sale and shutdown of the Rotational Molding Division. Such period may be extended by mutual agreement. Purchaser shall have no responsibility for verifying any data or for the accuracy of any such data or reports, and Seller shall hold Purchaser harmless from and indemnify Purchaser against any liability arising out of such data or reports without regard to the Seller Basket.

        (c) Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed by such party after the Closing relating to any of the Purchased Assets, or Assumed
Liabilities or business of the Divisions prior to the Closing. After the Closing, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the officers, employees, books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Division prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

        8.4 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly, but in any event within 10 days, transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any account payments and insurance proceeds, and will account to the other for all such receipts.

        8.5      Covenant Not to Compete.

        (a)  Seller (but not its affiliates) agrees that for a period of five
(5) years after the Closing Date, it will not, directly or indirectly, as a partner, joint venturer, employer, employee, consultant, shareholder, principal, agent or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, as more than a five percent owner in such business, which in any way competes with the business of the Divisions as carried on at the time of this Agreement. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

        (b) From and after the Closing Date, Seller (but not its affiliates) shall not, directly or indirectly, disclose or use for its own benefit, or for the benefit of any other person, any information relating to the business of the Divisions or the Purchased Assets, except to the extent such disclosure may be required by law.

        (c) Seller acknowledges that in view of the nature of the business of the Divisions and the Purchassed Assets and the business objectives of Purchaser in acquiring them, and the consideration paid to Seller therefor, the territorial and time limitations contained in paragraph 8.5(a) are reasonable and properly required for the adequate protection of Purchaser, and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced. Paragraphs 8.5(a) and 8.5(b) constitute independent and severable covenants and if any or all of the provisions of either thereof are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement, which will remain in full force and effect. The parties intend for the covenants of paragraphs 8.5(a) and 8.5(b) to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any of such covenants to be unenforceable or invalid, Purchaser and Seller authorize such court to reform (i) the unenforceable or invalid provisions and to impose such restrictions as reformed and (ii) the remaining provisions as it deems reasonable. Nothing herein shall prohibit Seller from engaging in or disposing of the existing business of the Rotational Molding Division.


                                                   IX.  MISCELLANEOUS

        9.1 Termination. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time by mutual consent of the Seller and Purchaser, or by either Seller or Purchaser by notice to the other if the Closing shall not have taken place on or prior to October
28, 1994 (or such other date as may hereafter be agreed upon by the parties). If the Agreement is terminated under this Paragraph 9.1, the parties shall have no further liability to each other by reason of such termination, except that if any party hereto knowingly or wilfully breaches or defaults in any of its representations, warranties or covenants, the other party adversely affected may at its option seek and exercise all remedies permitted by law and seek to recover attorneys' fees and other expenses related to the exercise of the foregoing remedies.

        9.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

        9.3 Setoff. In the event that either party hereto (an "Obligee") shall have any claim against the other party hereto (an "Obligor") for any amount due in accordance with the provisions of this Agreement, which amount shall not have been paid, then the Obligee shall have the right, notwithstanding any other rights the Obligee may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by the Obligee to the Obligor under this Agreement or any agreement contemplated hereby.

        9.4 Contents of Agreement, Parties in Interest, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto.
Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, including but not limited to the letter of intent between Purchaser and Seller dated August 24, 1994 are superseded by this Agreement, except that the Confidentiality Agreements between the parties dated May 19, 1994 and June 24, 1994 shall remain in effect according to their terms.

        9.5 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by either party without the prior written consent of the other parties, provided that Purchaser may assign this Agreement to a subsidiary or affiliate if such assignment does not relieve Purchaser of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

        9.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

        9.7 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested or sent by facsimile (and confirmed by registered or certified mail), each addressed as follows:

                 If to Seller:           Pawnee Industries, Inc.
                                         8 Greenway Plaza, Suite 702
                                         Houston, Texas 77046
                                         Attn:  Chairman
                                         Fax:   (713) 877-1824


            with a copy to:              Frederick K. Slicker, Esq.
                                         Sneed, Lang, Adams & Barnett
                                         2300 Williams center, Tower II
                                         Two West Second Street
                                         Tulsa, Oklahoma 74103
                                         Fax:  (918) 582-0410


           If to Purchaser:              Spartech Corporation
                                         7733 Forsyth, Suite 1450
                                         Clayton, Missouri  63105
                                         Attn:  President
                                         Fax:  (314) 721-1447

            with a copy to:              Jeffrey D. Fisher, Esq.
                                         Armstrong, Teasdale, Schlafly
                                             & Davis
                                         One Metropolitan Sq., Suite 2600
                                         St. Louis, Missouri  63102
                                         Fax:  (314) 621-5065

or to such other address and to the attention of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or received by facsimile or, if mailed, on the second business day next following the date on which it shall have been deposited in the mails.

        9.8 Delaware Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Delaware.

        9.9 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and in the case of indemnification pursuant to Article VII, the other Indemnitees, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

        9.10 Headings; Terminology. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any others entity. The term "affiliate" when used with respect to a person shall mean any other person directly or indirectly controlled by, under common control with or in control of such person.

        9.11 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

        9.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        9.14 Post-Closing Cooperation. Purchaser acknowledges that Seller is selling substantially all its assets and that Seller is in the process of selling its other assets so that Seller's ability to assist and cooperate in post-Closing activities will be substantially diminished.


        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SPARTECH CORPORATION                                    PAWNEE INDUSTRIES, INC.

By_____________________________                  By_____________________________
Title___________________________             Title___________________________
LIST OF EXHIBITS AND SCHEDULES

Exhibit A        - June 30 Net Assets
Exhibit B        - Capital Expenditures
Exhibit C        - Closing Escrow Agreement
Exhibit D        - Opinion of Sneed, Lang, Adams & Barnett
Exhibit E        - Opinion of Armstrong, Teasdale, Schlafly & Davis
Exhibit F        - License of Intellectual Property

Schedule 1.1(e)(i)                       - Real Property
Schedule 1.1(e)(ii)-A                    - Equipment
Schedule 1.1(e)(ii)-B                    - Off balance sheet Equipment
Schedule 1.1(e)(ii)-C                    - Excluded Corporate Office Equipment
Schedule 1.1(f)(i)                       - Intellectual Property
Schedule 1.1(f)(ii)                      - Permits
Schedule 1.1(f)(iv)-A                    - Open customer purchase orders
Schedule 1.1(f)(iv)-B                    - Open supplier purchase orders
Schedule 1.1(f)(iv)-C                    - Other Assumed Contracts
Schedule 1.1(f)(iv)-D                 - Non-disclosure agreements with employees
Schedule 1.3(i)                          - Customer-Owned Regrind
Schedule 1.3(ii)                         - Employee-Related Liabilities
Schedule 1.3(iv)                         - Other Assumed Liabilities
Schedule 1.3(v)                          - Employee Medical Claims
Schedule 1.4                             - Encumbrances
Schedule 3.4                             - Leased items used by the Divisions
Schedule 3.6                             - Defenses, set-offs or counterclaims
Schedule 3.9                      - Confidentiality or non-disclosure agreements
Schedule 3.12                            - Certain Tax matters
Schedule 3.13                      - Events since the Interim Balance Sheet Date
Schedule 3.14                        - Violations of Regulations; Authorizations
Schedule 3.15                            - Related Party Transactions
Schedule 3.16                        - Pending or threatened litigation or other
                                                  proceedings
Schedule 3.18                            - Leases
Schedule 3.19                            - Material contracts not to be assumed;
                                          description of oral Material Contracts
Schedule 3.21(a)                         - List and compensation of Employees
Schedule 3.21(b)                 - Labor matters; non-compliance with labor laws
Schedule 3.21(c)                       - Compensation increases and commitments
Schedule 3.21(d)                    - Agreements regarding work by non-employees
Schedule 3.21(e)                         - Violations of certain employment laws
Schedule 3.22                            - Employee benefit plans
Schedule 3.23                            - Environmental non-compliance
Schedule 3.24                            - Business names and locations
DEFINED TERMS



Defined Term                       Cross Reference                          Page

Accounts Receivable                 1.1(a)                                     1
Agreement                           Preamble                                   1
Assumed Contracts                   1.1(f)(iv)                                 3
Assumed Liabilities                 1.3                                        3
Authorizations                      3.14                                      12
Closing                             1.5                                        4
Closing Date                        1.5                                        4
Closing Escrow Agreement            2.4(b)(iii)                                8
Closing Report                      2.3(f)                                     7
Code                                2.2                                        5
Color Division                      Preamble                                   1
Corporate Office                    1.1                                        1
Covenant Not to Compete             2.1                                        5
Customer-Owned Regrind              1.3(i)                                     4
Deposits                            1.1(f)(iv)                                 3
Division                            Preamble                                   1
Divisions                           Preamble                                   1
Earnest Money Deposit               2.4(a)                                     7
Employee Benefit Plan               3.22                                      15
Employee Medical Claims             1.3(v)                                     4
Employee Receivables                1.1(c)                                     1
Employee-Related
   Liabilities                      1.3(ii)                                    4
Employees                           3.21(a)                                   14
Environmental
   Regulations                      3.23(a)                                   16
Equipment                           1.1(e)(ii)                                 2
ERISA                               3.22(a)                                   15
Estimated Purchase Price            2.3(e)                                     7
Excluded Assets                     1.2                                        3
Extrusion Division                  Preamble                                   1
401(k) Plan                         1.2                                        3
Hart-Scott-Rodino Act               3.3                                        9
Hazardous Substances                3.23(a)                                   16
Hired Employees                     5.7(b)                                    19
Indemnitee                          7.3(a)                                    24
Indemnitor                          7.3(a)                                    24
Inspection Reports                  6.1(xii)                                  21
Inspections                         6.1(xii)                                  21
Intangible Assets                   1.1(f)                                     2
Intellectual Property               1.1(f)(i)                                  2
Interim Balance
   Sheet Date                       3.10(b)                                   10
Inventory                           1.1(d)                                     1
Loss                                7.3(a)                                    24
Material Contracts                  3.19                                      13
Net Assets                          2.3(b)                                     6
Notes Receivable                    1.1(b)                                     1
Notice of Claim                     7.3(b)                                    24
Obligee                             9.3                                       28
Obligor                             9.3                                       28
Obsolescence Reserve                2.3(b)(vi)                                 6
Permits                             1.1(f)(ii)                                 3
Permitted Encumbrances              1.4                                        4
Physical Inventory                  2.3(c)                                     6
Prepaid Expenses                    1.1(f)(iv)                                 3
Property, Plant
   and Equipment                    1.1(e)                                     2
Purchase Price                      2.1                                        5
Purchased Assets                    1.1                                        1
Purchaser                           Preamble                                   1
Purchaser Basket                    7.4                                       26
Purchaser Loss                      7.1                                       23
Real Property                       1.1(3)(i)                                  2
Regulations                         3.14                                      12
Related Agreements                  3.2                                        8
Rotational Molding
   Division                         1.1(f)(i)                                  2
Seller                              Preamble                                   1
Seller Basket                       7.4                                       26
Seller Loss                         7.2                                       24
Tax Returns                         3.12                                      11
Taxes                               3.12                                      11
Third Party Claim                   7.3(c)                                    24
Title Commitments                   6.1(xiii)                                 22
Trade Names                        1.1(f)(i)                                  2
                                                     AMENDMENT NO. 1
                                                           TO
                                           ASSETS PURCHASE AND SALE AGREEMENT


        This Amendment No. 1 ("Amendment") to that certain Assets Purchase and Sale Agreement by and between Pawnee Industries, Inc. ("Pawnee") and Spartech Corporation ("Spartech") dated September 20, 1994, ("Agreement") is executed and effective October 31, 1994.

        1. Spartech hereby assigns all its rights, titles, and interests in the Agreement to Atlas Alchem Plastics, Inc., its wholly owned subsidiary ("Atlas"), and Atlas hereby agrees to accept the assignment and agrees to pay, perform, and discharge, jointly and severally with Spartech, all Spartech's obligations and duties under the Agreement. Nothing contained herein shall reduce, modify, or relieve Spartech from any of its duties and obligations under the Agreement.

        2. Paragraph 1.5 of the Agreement is amended to delete "October 28, 1994," on line 6 and to substitute therefor "November 1, 1994, effective
11:59 p.m. Wichita time October 31, 1994."

        3. The parties agree that the Earnest Money Escrow Agreement is cancelled; that the $250,000 deposited in the Earnest Money Escrow
Agreement under Paragraph 2.4(a) of the Agreement shall be disbursed as provided in the Earnest Money Escrow Agreement.

        4. Paragraph 7.5 of the Agreement shall be amended to delete the following language: "none of which rights or remedies shall be affected or diminished hereby."

        5. The parties agree that sales tax exemptions under both Kansas and Ohio law exist so that no sales tax is due as a result of the purchase by Atlas of the Purchased Assets or the assumption by Atlas of Assumed Liabilities in accordance with the Agreement. In the event any tax is due, the parties agree to split the tax, so that Atlas shall pay and discharge 50% of the tax and the balance of 50% shall be charged to Pawnee and deducted from the Closing Escrow Deposit, without having to first deduct any amount from the Seller's Basket.

        6. As contemplated by Paragraph 8.1, Spartech and Atlas agree to file all tax returns applicable to the real estate included in the Purchased Assets and to pay and discharge the real estate, ad valorem, school, and other taxes and special assessments (collectively "Real Estate Tax") with respect thereto. The parties have estimated and prorated these taxes to the date of Closing, as set forth in Exhibit A hereto.
Pawnee shall pay all transfer or conveyance taxes for the real estate within the State of Ohio, and Spartech shall pay the Kansas mortgage tax.
If the prorated portion of the actual Real Estate Tax liability in the aggregate exceeds the amounts set forth in Exhibit A, the excess amount shall be deducted from the Closing Escrow Deposit when properly presented to the Escrow Agent by Spartech. If the prorated portion of the actual
Real Estate Tax liability in the aggregate is less than the amounts set forth in Exhibit A, the shortage shall be remitted by Spartech to Pawnee within 15 days after the actual amounts are known.

        7. Solely for purposes of calculating the Estimated Purchase Price pursuant to Paragraph 2.3(e) of the Agreement, the parties have agreed to the numbers set forth on Exhibit A hereto. Except as provided in the Agreement or in this Amendment, the amounts are subject to adjustment as provided in the Agreement.

        8. Spartech agrees to assume Pawnee's liability for unknown or unasserted customer warranty claims up to $190,000 for product sold by Pawnee before Closing. The parties have agreed that the Warranty Reserve of $190,000 reflected in Exhibit A hereto for unknown warranty claims satisfies Pawnee's obligations to Spartech with respect thereto and that no more or less than $190,000 will be deducted from the Purchase Price or the Closing Escrow Deposit.

        9. The parties have agreed that Spartech will assume Pawnee's obligations to Hired Employees for accrued but unpaid sick leave. A deduction for these amounts is reflected in Exhibit A to this Amendment.

        10. Pawnee represents that credit memos to customers or net credit balances owed to individual customers have been properly netted against gross accounts receivable, except for the $117,107 for Pending Return
Sales and the $190,000 relating to the Warranty Reserve, as reflected in Exhibit A to this Amendment.

        11. The parties agree that Spartech may withdraw from the Closing Escrow Deposit (without having to first deduct any amount for the Seller Basket) an amount up to $133,706.77 for amounts charged by the Principal Mutual Life Insurance Company ("Principal"), including any market value adjustment, in connection with the termination of Principal products funding the Pawnee 401(k) Thrift Plan in the event that Pawnee does not pay such amount to the trustee under said Plan on or before December 31, 1994. Pawnee agrees to pay said trustee an amount equal to such termination charge and market value adjustment as soon as practicable after the full amount thereof is verified.

        12. The parties agree that Pawnee shall retain possession and have the right to use the following corporate headquarter's assets until January 31, 1995: (a) facsimile machine; (b) Vickie Wilkerson's personal computer and printer; (c) one additional personal computer and printer;
(d) spare IBM 36 machine (medium), terminal, and printer; (e) copy machine; (f) the telephone system; (g) two sets of office furniture; and
(h) two offices.

        13. Pawnee hereby assigns to Spartech the lock box it has at First National Bank in Wichita, Kansas. Spartech agrees to remit daily to Heller on behalf of Pawnee all amounts received which are not Purchased
Assets. Likewise, Pawnee agrees to remit daily to Spartech all amounts received by it which are part of the Purchased Assets.

        14. The parties agree that the trade creditor issues have been resolved by (1) the purchase of claims by Heller Financial in accordance with Heller's offer which accompanied the bulk sales notice given
October 14. 1994, and (2) the indemnification of Spartech by Heller in accordance with the Indemnity Agreement secured by the Letter of Credit referred to therein.


        In witness whereof the parties have executed this Agreement with full power and authority to do so.

                                                  PAWNEE INDUSTRIES, INC.

                                          By____________________________________
                                                     David V. Porchey
                                                     Chairman of the Board



                                                  SPARTECH CORPORATION
                                                  ATLAS ALCHEM PLASTICS, INC.

                                          By____________________________________
                                                     David Mueller
                                                     Vice President

                                        ESTIMATED PURCHASE PRICE (2.3e)

                                                   EXHIBIT A

                                "Net Assets" June 30, 1994 and October 31, 1994

                         06/30/94       10/31/94    (Over)/Under
      Assets

Accounts Receivable     $7,550,566     $6,815,948     $734,618
Less: Allowance for
 Doubtful Accounts         (67,229)      (104,596)      37,367
Notes Receivable            72,610         64,653        7,957
Employee Receivables:
  Employee Advances          3,809          3,500          309
  Employee Receivable--Shoes   290            200           90
    Total Employee
     Receivables             4,099          3,700          399
Prepaid Expenses             2,853         50,000      (47,147)
Deposits                    16,001         17,621       (1,620)
Inventory (lower of
 FIFO cost or Market)
  Raw Materials          5,463,906      5,050,000      413,906
  Customer Owned
   Regrind               1,257,788      1,246,515       11,273
  Supplies                  90,959         95,000       (4,041)
  Finished Goods           643,065        550,000       93,065
  Less: Obsolescence
   Reserves               (295,457)    (1,256,208)     960,751
    Total Inventory      7,160,261      5,558,792    1,601,469

Property, Plant
 & Equipment
  Land & Improvements      188,468        188,467            1
  Buildings              1,844,732      1,844,732            0
  Machinery, Equip.
   & Other              15,934,184     15,873,914       60,270
    Total Prop.,
     Plant & Equip.     17,967,384     17,907,113       60,271

Total Assets           $32,706,545    $30,439,746    2,266,829

 Employee Related Liabilities

Payroll Taxes Withheld      11,923         45,000      (33,077)
Payroll Tax Accrual         12,743         13,000         (257)
Employee Fund                  127              0          127
United Fund                  2,005          1,500          505
Garnishments                  (520)           370         (890)
Accrued Vacations          328,422        265,812       62,610
Wages Payable              226,503        130,000       96,503
  Total Employee
   Related Liabilities     581,203        455,682      125,521

Net Assets              32,125,342     29,984,034    2,141,308


Purchase Price Adjustment

Per Asset Purchase
   Agreement           $31,825,342
Project Net
   Assets 10/31/94      29,984,034

Adjustment             $ 1,841,308
     ESTIMATED PURCHASE PRICE (2.3e)


                                                   EXHIBIT A


                                "Net Assets" June 30, 1994 and October 31, 1994



Adjustments to Purchase                       $29,000,000

Net Asset Adjustment                           (1,841,308)
Customer Owned Regrind Adjustment              (1,246,575)
Employee Medical Expense Adjustment      (1)     (101,141)
Pending Return Sales                     (2)     (117,107)
Pro-rated Property Taxes                         (116,000)
Pro-rated Utilities                               (21,600)
Accrued Sick Days                                 (38,189)
Warranty Reserve                                 (190,000)

Net Purchase Price                            $25,328,080

95% of Purchase Price                         $24,061,676
Less Earnest Money Escrow                         250,000
Rep & Warranty Escrow                           1,500,000

Net to Heller at closing                      $22,311,676


(1) Employee Medical Expense Adjustment and Employee Liabilities subject to change depending on number of employees actually hired. These numbers are all inclusive.
(2) Thru 10/24/94 unresolved claims of $41,406.88 included in computation.

                                                                     EXHIBIT C



                                                CLOSING ESCROW AGREEMENT



        THIS CLOSING ESCROW AGREEMENT (as the same may from time to time be amended or modified and including any and all written instructions given to the "Escrow Agent" (hereinafter defined) pursuant hereto, this "Closing Escrow Agreement") is made and entered into as of November 1, 1994 by and among SPARTECH CORPORATION ("Buyer"), PAWNEE INDUSTRIES, INC. ("Seller"), HELLER FINANCIAL, INC. ("Heller") (Buyer, Seller and Heller sometimes being referred to collectively as the "Other Parties"), and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association with its principal offices in Houston, Harris County, Texas ("Bank").

                                                  W I T N E S S E T H:

        WHEREAS, pursuant to the Assets Purchase and Sale Agreement between Buyer and Seller dated September 20, 1994 (the "Purchase Agreement"), a portion of the Purchase Price is to be deposited in an escrow fund to be maintained pursuant to this Closing Escrow Agreement; and

        WHEREAS, Buyer, Seller and Heller have requested Bank to act in the capacity of escrow agent under this Closing Escrow Agreement, and Bank, subject to the terms and provisions hereof, has agreed so to do;

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1. Appointment of Escrow Agent. Each of Buyer, Seller and Heller hereby appoints Bank as the escrow agent under this Closing Escrow
Agreement (Bank in such capacity, the "Escrow Agent"), and Escrow Agent hereby accepts such appointment.

        2. Deposit. Simultaneously with the Closing of the Purchase Agreement and upon execution of this Closing Escrow Agreement, Buyer will deliver to Escrow Agent the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (as said total amount may increase or decrease as a result of the investment and reinvestment thereof and as said total amount may be reduced by charges thereto and payments and setoffs therefrom to compensate or reimburse Escrow Agent for amounts owing to it pursuant hereto, the "Deposit") to be held by Escrow Agent in accordance with the terms hereof. Subject to and in accordance with the terms and conditions hereof, Escrow Agent agrees that it shall receive, hold in escrow, invest and reinvest and release or distribute the Deposit. It is hereby expressly stipulated and agreed that all interest and other earnings on the Deposit shall become a part of the Deposit for all purposes, and that all amounts charged thereto to compensate or reimburse Escrow Agent from time to time for amounts owing to it hereunder shall from the time of such charge no longer constitute part of the Deposit.

        3. Investment of the Deposit. Escrow Agent shall invest the Deposit in the Hanover U.S. Treasury Money Market Fund unless otherwise instructed in writing by the Other Parties. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which the Other Parties direct Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement.

        Receipt, investment and reinvestment, if any, of the Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement delivered to each of the Other Parties, and any discrepancies in any such account statement shall be noted by any of the Other Parties to Escrow
Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof or (ii) three "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid, and
(b) the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas.

        4. Disbursement of Deposit. Escrow Agent is hereby authorized to make disbursement of the Deposit only as follows:

                 (a) Upon receipt of written instructions signed by Buyer, Seller and Heller and otherwise in form and substance satisfactory to Escrow Agent, in accordance with such instructions;

                 (b)  In accordance with the procedures set forth in Section 5;
        or

                 (c)  As permitted by this Escrow Agreement, to Escrow Agent; or

                 (d) Into the registry of the court in accordance with Sections 9 or 16 hereof.

Notwithstanding anything contained herein or elsewhere to the contrary, the Other Parties hereby expressly agree that Escrow Agent shall be entitled to charge the Deposit for, and pay and set-off from the Deposit, any and all amounts, if any, then owing to it pursuant to this Escrow Agreement prior to the disbursement of the Deposit in accordance with clauses (a) through (d) (both inclusive) of this Section 4.

        5.       Claims Procedures.

        (a) If an Indemnitee (as such term is defined in the Purchase Agreement) incurs a Loss for which the Indemnitee is entitled, or claims to be entitled, to indemnification under Article VII of the Purchase Agreement, or should an Indemnitee negotiate a proposed settlement in satisfaction of a potential Loss (as defined in the Purchase Agreement), it shall promptly provide a written notice to Escrow Agent and to the Indemnitor (as defined in the Purchase Agreement) setting forth in reasonable detail the nature and amount, or good-faith estimate of the amount, of the Loss or potential Loss (a "Loss Notice"). If the Indemnitor disputes the amount sought under any such Loss Notice or otherwise disputes the right of the Indemnitee to be indemnified under such Loss Notice pursuant to Article VII of the Purchase Agreement, it shall provide to Escrow Agent and the Indemnitee a written notice stating such dispute and summarizing the basis for such dispute (a "Protest Notice"). A Loss Notice with respect to which a Protest Notice has been timely filed is referred to hereinafter as a "Disputed Loss Notice." If no Protest Notice is received by Escrow Agent within ten (10) calendar days after the date on which Escrow Agent receives the related Loss Notice, or if a Protest Notice is received and the dispute is resolved in favor of the Indemnitee after following the procedures set forth in the following paragraph 5(b), then Escrow Agent shall deliver to or as directed by the Indemnitee out of the Deposit (up to the maximum amount of the Deposit then held by Escrow Agent) the amount of the Loss as set forth in the Loss Notice, and thereupon Escrow Agent shall have no further liability with respect to such amount. If Escrow Agent receives a Protest Notice within such 10 calendar day period, it shall take no further action pursuant to such Loss Notice or Protest Notice until receipt by it of written instructions signed by Buyer, Seller and Heller and otherwise in form and substance satisfactory to Escrow Agent. The existence of an unresolved Disputed Loss Notice shall not prevent either Buyer or Seller from delivering a Loss Notice with respect to any other Loss or prevent the disbursement of the Deposit in whole or in part to satisfy any or all such other Losses as provided herein, up to the maximum amount of the Deposit then on hand without regard to the amount sought under any Disputed Loss Notice. Nothing herein shall require Escrow Agent to inquire as to the validity of any claims made in a Loss Notice or Protest Notice.

        (b) A Disputed Loss Notice may be resolved by the agreement of Buyer, Seller and Heller, in which case written notice of such agreement, signed by Buyer, Seller and Heller, shall be promptly provided to Escrow Agent, together with a statement of the agreed-upon amount to be paid to the Indemnitee out of the Deposit. If Buyer, Seller and Heller are unable to resolve a Disputed Loss Notice within thirty (30) calendar days after the date on which the related Protest Notice is received by the Indemnitee, or by such extended date as Buyer and Seller may mutually agree upon, then such Disputed Loss Notice shall be submitted to arbitration on an informal basis as follows: If a Disputed Loss Notice is to be arbitrated, Buyer shall select one arbitrator, Seller and Heller shall jointly select one arbitrator, and the two arbitrators so chosen shall select a third. Any decision of the informal arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive, and each party shall be deemed to have waived any rights to appeal therefrom. The arbitrators are hereby directed to resolve any Disputed Loss Notice within thirty (30) calendar days after the selection of the third arbitrator. If any arbitration decision is rendered in favor of the Indemnitee, then the Indemnitee's reasonable legal and other expenses incurred in the arbitration proceeding shall be added to the amount of the Loss. The Indemnitee and the Indemnitor may each employ legal counsel of its choice and at its expense (subject to possible payment or reimbursement as provided in the following sentences of this paragraph 5(b)) to represent it in any arbitration proceeding. If any arbitration decision is rendered in favor of the Indemnitor, then the Indemnitee shall reimburse the Indemnitor for reasonable legal and other expenses incurred in the arbitration proceeding. If the Indemnitee prevails in the proceeding, the amount of the Loss and any legal fees and other expenses reasonably incurred in the arbitration proceeding by the Indemnitee shall be paid from the Deposit as set forth above. The amount of the Loss, any reasonable fees and other expenses incurred in the arbitration proceeding to be paid from the Deposit as set forth above, and all expenses of the arbitrators, shall be paid out of the Deposit by Escrow Agent upon receipt of a written statement thereof from the arbitrators.

        (c) If at the expiration of one (1) year and ten (10) calendar days after the date of this Closing Escrow Agreement, there is no unresolved Disputed Loss Notice, Escrow Agent shall deliver the Deposit jointly to Seller and Heller free from this Closing Escrow Agreement upon receipt of written instructions from Buyer, Seller and Heller. If at the expiration of one (1) year and ten (10) calendar days after the date of this Closing Escrow Agreement there is any unresolved Disputed Loss Notice, or if a Loss Notice has been delivered and either a Protest Notice has been filed with respect to it or the period within which a Protest Notice may be filed has not expired, then Escrow Agent shall retain in escrow an amount of the Deposit which equals the aggregate amount set forth in all such Loss Notices, and shall deliver the balance of the Deposit jointly to Seller and Heller free from this Closing Escrow Agreement upon receipt of written instructions from Buyer, Seller and Heller.

        6. Tax Matters. Each of the Other Parties shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Closing Escrow Agreement.
Failure so to provide such forms may prevent or delay disbursements from the Deposit and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Deposit. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

        7. Scope of Undertaking. Escrow Agent's duties and responsibilities in connection with this Closing Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Closing Escrow Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Closing Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Closing Escrow Agreement or the Deposit and shall not be required to deliver the Deposit or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Deposit as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Other Parties or any of them. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 8 hereinbelow, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

        8. Reliance; Liability. Escrow Agent may rely on, and shall not be liable for following the instructions contained in, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Deposit pursuant to this Closing Escrow Agreement; provided, however, that in no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent's fee hereunder; and provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Other Party or any agent or correspondent or any other person selected by Escrow Agent; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Closing Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Closing Escrow Agreement, the form or execution hereof or for the identity or authority of any person executing this Closing Escrow Agreement or any part hereof or depositing the Deposit.

        9. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Closing Escrow Agreement or the Deposit, or should a substitute escrow agent fail to be designated as provided in Section 16 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Deposit until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Closing
Escrow Agreement or the Deposit, then, as between (a) the Other Parties on the one hand and (b) Escrow Agent on the other, the Other Parties hereby jointly and severally agree to reimburse Escrow Agent for its attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder.

        10. Indemnification. The Other Parties hereby jointly and severally indemnify Escrow Agent, its officers, directors, employees and agents
(each herein called for the purpose of this Section 10 an "Indemnified
Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, but not limited to, costs of investigation, litigation and arbitration, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Closing Escrow Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of such Indemnified Party. IT IS THE EXPRESS INTENT OF EACH OF BUYER, SELLER AND HELLER TO INDEMNIFY AND HOLD HARMLESS EACH INDEMNIFIED PARTY FOR EACH INDEMNIFIED
PARTY'S OWN NEGLIGENT ACTS OR OMISSION.


        11. Compensation and Reimbursement of Expenses. As between (a) Buyer on the one hand and (b) Seller and Heller on the other, Buyer hereby agrees to pay Escrow Agent for its services hereunder in accordance with the fee schedules attached hereto from time to time by Escrow Agent and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Closing Escrow Agreement, including, without limitation, attorneys' fees, brokerage costs and related expenses incurred by Escrow Agent. The foregoing notwithstanding, as between (a) the Other Parties on the one hand and (b) Escrow Agent on the other, the Other
Parties shall be jointly and severally liable to Escrow Agent for the payment of all such fees and expenses. In the event the Other Parties for any reason fail to pay any such fees and expenses as and when the same are due, such unpaid fees and expenses shall be charged to and set off and paid from the Deposit by Escrow Agent without any further notice.

        12. Lien. Each of the Other Parties hereby grants to Escrow Agent a lien upon, and security interest in, all its right, title and interest in and to all of the Deposit as security for the payment and performance of its obligations owing to Escrow Agent hereunder, including, without limitation, its obligations of payment, indemnity and reimbursement provided for hereunder, which lien and security interest may be enforced by Escrow Agent without notice by charging, and setting-off and paying from, the Deposit any and all amounts then owing to it pursuant to this Closing Escrow Agreement or by appropriate foreclosure proceedings.

        13. Notices. Any notice or other communication required or permitted to be given under this Closing Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid, or (c) sent by telex, telefax machine or prepaid telegram, in each case addressed as follows:

        If to Escrow Agent:

                 Texas Commerce Bank National Association
                 600 Travis Street, 10th Floor
                 Houston, Texas 77002
                 Attn:  Becky Newman
                 Institutional Asset Services Group/Escrow Section Telefax No.: (713) 216-2495
                 Phone No.:  (713) 216-4644

        If to Buyer:

                 Spartech Corporation
                 7733 Forsyth, Suite 1450
                 Clayton, Missouri 63105-1817
                 Attn:  Mr. David Mueller
                 Telefax No.:  (314) 721-1447
                 Phone No.:  (314) 721-4242

        If to Seller:

                 Pawnee Industries, Inc.
                 8 Greenway Plaza, Suite 702
                 Houston, Texas 77046
                 Attn:  Dr. David V. Porchey, Chairman
                 Telefax No.:  (713) 877-1824
                 Phone No.:  (713) 877-8257

        If to Heller:

                 Heller Financial, Inc.
                 500 West Monroe Street
                 Chicago, Illinois 60661
                 Attn:  Michelle Kovatchis
                 Telefax No.:  (312) 441-7236
                 Phone No.:  (312) 441-7177


Except to the extent otherwise provided in the second paragraph of
Section 3 hereinabove, delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Closing Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section.

        14. Consultation with Legal Counsel. Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any questions relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

        15. Choice of Laws; Cumulative Rights. This Closing Escrow Agreement shall be construed under, and governed by, the laws of the State of Texas, excluding, however, (a) its choice of law rules and (b) the portions of the Texas Trust Code Sec. 111.001, et seq. of the Texas Property Code concerning fiduciary duties and liabilities of trustees.
All of Escrow Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Closing Escrow Agreement to which Escrow Agent is a party shall be Harris County, Texas, and with respect to such a dispute each of the Other Parties hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.

        16. Resignation. Escrow Agent may resign hereunder upon ten (10) Business Days' prior notice to the Other Parties. Upon the effective date of such resignation, Escrow Agent shall deliver the Deposit to any substitute escrow agent designated by Seller and Heller in writing which is a national banking association having assets of at least $100,000,000.
If Seller and Heller fail to designate a substitute escrow agent within ten (10) Business Days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent's sole responsibility after such 10 Business Day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time delivery Escrow Agent's obligations hereunder shall cease and terminate.

        17. Assignments; Specific Assignment of Seller's Interest. This Closing Escrow Agreement shall not be assigned by any of the Other Parties without the prior written consent of Escrow Agent and those Other Parties which are not seeking to make such assignment (such assigns of the Other Parties to which such consent is given, if any, and Escrow Agent's assigns being hereinafter referred to collectively as "Permitted Assigns"). Notwithstanding the foregoing, however, either Seller or Buyer may assign to its secured lender any and all of its right, title and interest in and to the Deposit upon notice to the Escrow Agent but without the consent of the remaining Other Parties or the Escrow Agent; and the parties hereto acknowledge and agree that simultaneously herewith Seller is assigning, transferring and conveying to Heller all of its right, title and interest in and to the Deposit and that Seller shall retain no equitable or legal interest in and to the Deposit, and that simultaneously herewith Spartech is granting a security interest in all of its rights, title and interest hereunder to Chemical Bank. There is no requirement for Chemical Bank to consent to the disbursement of funds from the Deposit.

        18. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Closing Escrow
Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

        19.    Termination.  This Closing Escrow Agreement shall terminate upon
(a) disbursement of all the Deposit in accordance with Section 4 hereof, and (b) unless Escrow Agent shall otherwise elect, full and final payment of all amounts required to be paid to Escrow Agent hereunder (whether fees, expenses, costs or otherwise); provided, however, that in the event all such amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 11 hereof shall survive the termination hereof; and provided further, that the last two sentences of Section 9 hereof and the provisions of
Section 10 hereof shall in any event survive the termination hereof.

        20. General. The section headings contained in this Closing Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Closing Escrow Agreement. This
Closing Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Closing Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither (a) the Other Parties on the one hand nor (b) Escrow Agent on the other has relied on any representations or agreements of the other, except as specifically set forth in this Closing Escrow Agreement. This Closing Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Closing
Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and Permitted Assigns and any successor Escrow Agent. This Closing Escrow Agreement is for the sole and exclusive benefit of the Other Parties and Escrow Agent, and nothing in this Closing Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

        IN WITNESS WHEREOF, the parties hereto have executed this Closing Escrow Agreement to be effective as of the date first above written.


                                         SPARTECH CORPORATION

                                       By:_____________________________________
                                         Name:_____________________________
                                         Title:____________________________
                                                                        "BUYER"


                                         PAWNEE INDUSTRIES, INC.

                                       By:_____________________________________
                                         Name:  Dr. David V. Porchey
                                         Title:  Chairman
                                                                       "SELLER"


                                         HELLER FINANCIAL, INC.

                                        By:_____________________________________
                                         Name:_____________________________
                                         Title:____________________________
                                                                       "HELLER"



                                         TEXAS COMMERCE BANK NATIONAL
                                           ASSOCIATION

                                        By:_____________________________________
                                         Name:_____________________________
                                         Title:____________________________
                                                                "ESCROW AGENT"